Exhibit 99

FOR IMMEDIATE RELEASE	MEDIA:
3/21/12	Heidi Barker Sa Shekhem 630-623-3791
Lisa McComb 630-623-3707

INVESTORS:
Kathy Martin 630-623-7833

McDONALD’S CEO JIM SKINNER TO RETIRE;
BOARD ELECTS DON THOMPSON AS SUCCESSOR

    McDonald’s Corporation today announced that Vice Chairman and Chief Executive Officer Jim Skinner has informed the Board of Directors of his decision to retire after 41 years with the Company, effective June 30, 2012. McDonald’s Board of Directors elected current President and Chief Operating Officer Don Thompson to succeed Skinner as CEO, effective July 1, 2012.
    “Jim’s stellar leadership has driven unprecedented momentum at McDonald’s. This success has benefitted our valued shareholders, as McDonald’s compound annual total shareholder return was 21 percent during Jim’s tenure as CEO, and market capitalization surpassed $100 billion for the first time in the company’s history,” said Andy McKenna, chairman of McDonald’s Board of Directors. “Jim has brought to the table exceptional knowledge of McDonald’s restaurant operations and a keen sense of business know-how. We salute Jim for his years of service to McDonald’s, and will miss his passion, candor and wit. As we look to the future, the Board has every confidence that Don’s strategic leadership and global business insight make him the ideal CEO.  His track record of performance as President and COO of McDonald’s Corporation and President of McDonald’s USA speak to his qualifications to further drive the company’s momentum.”
    Skinner, 67, became McDonald’s CEO in November 2004. He was one of the architects of the Plan to Win, the company’s strategic framework since 2003. The Plan’s emphasis on “being better, not just bigger” has fueled a revitalization for McDonald’s, marked by modern, reimaged restaurants; increased menu variety; and global initiatives championing balanced, active lifestyles. With an unwavering focus on the Plan to Win, Skinner has led the company during a consecutive run of nearly nine years of increasing global comparable sales.

    “Doing what’s right for our customers and our business has driven my passion as CEO of McDonald’s,” said Skinner. “I’m honored to have served and earned the trust of the Board, our shareholders, franchisees, suppliers and the men and women of this great company. Don Thompson is well prepared for the CEO role, and under his leadership, our company will continue to meet the needs of our 68 million customers around the world every day. With Don at the helm, I am extremely confident in the future of McDonald’s.”
    “I’m honored by the Board’s election,” said Thompson. “Jim has been an outstanding leader, mentor and friend. I’m humbled to take the baton as CEO of McDonald’s. Our management team is strong and will remain focused on the Plan to Win and on our three global priorities – optimizing the menu, modernizing the customer experience and broadening our accessibility to even more customers. Our franchisees, suppliers and employees are committed to ensuring that McDonald’s is our customers’ favorite way and place to eat and drink.”
    Thompson, 48, became President and COO of McDonald’s in January 2010. In this capacity, he has directed global strategy and operations for more than 33,000 McDonald’s restaurants in 119 countries. Previously, he served as President of McDonald’s USA from 2006 until 2010. In that role, he was responsible for the strategic direction and positive business results of the nearly 14,000 restaurants in the U.S.
    As a 22-year veteran of McDonald’s, Thompson began as an electrical engineer in 1990. Since then, he has held a variety of leadership positions in the U.S. business and global system.  In addition to serving on McDonald’s Board of Directors, Thompson is a member of the Board of Directors of Exelon Corporation and Northwestern Memorial Hospital. He also is a Trustee of his alma mater, Purdue University.
    Skinner also has resigned from McDonald’s Board of Directors, effective June 30, 2012.
For complete biographical information and photos of Jim Skinner and Don Thompson, visit http://www.aboutmcdonalds.com/mcd/our_company/leadership.html
About McDonald’s
McDonald's is the world's leading global foodservice retailer with more than 33,000 locations serving approximately 68 million customers in 119 countries each day. More than 80 percent of McDonald's restaurants worldwide are owned and operated by independent local men and women. To learn more about the company, please visit www.aboutmcdonalds.com.

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